EXHIBIT 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this ___ day of November, 1996 to be effective as of May 1, 1996 between LASERMEDICS, INC., a Texas corporation having its principal executive office at 120 Industrial Boulevard, Sugar Land, Texas 77478 (hereinafter referred to as the "Company"), and Michael M. Barbour (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

           WHEREAS, the Company desires to employ the Employee in an executive capacity and the Employee desires to enter the Company's employ.

           NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the meanings prescribed below:

           ACCOUNTING FIRM shall have the meaning assigned thereto in Section 11 hereof.

           AFFILIATE is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

           AGREEMENT PAYMENTS shall have the meaning assigned thereto in Section 11 hereof.

           ANNUAL BONUS shall have the meaning assigned thereto in Section 4.2(a) hereof.

           BASE SALARY shall have the meaning assigned thereto in Section 4.1 hereof.

           BENEFICIAL OWNER shall have the meaning assigned thereto in Rule 13d-3 under the Exchange Act; PROVIDED, HOWEVER, and without limitation, that any individual, corporation, partnership, group, association or other person or entity that has the right to acquire any Voting Stock at any time in the future, whether such right is (a) contingent or absolute or (b) exercisable presently or at any time in the future, pursuant to any agreement or understanding or upon the exercise or conversion of rights, options or warrants, or otherwise, shall be the Beneficial Owner of such Voting Stock.

           CAUSE shall have the meaning assigned thereto in Section 5.3 hereof.

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           CODE means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time during the Employment Period.

           COMMON STOCK means the Company's common stock, par value $.01 per share.

           COMPANY means Lasermedics, Inc., a Texas corporation, the principal executive office of which is located at 120 Industrial Boulevard, Sugar Land, Texas 77478.

           CONFIDENTIAL INFORMATION shall have the meaning assigned thereto in
Section 8.2 hereof.

           DATE OF TERMINATION means the earliest to occur of (i) the date of the Employee's death, (ii) the date on which the Employee terminates this Agreement for any reason other than Good Reason or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.

           DISABILITY means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

           EFFECTIVE DATE means May 1, 1996.

           EMPLOYEE means Michael M. Barbour, an individual whose principal place of business is at 120 Industrial Boulevard, Sugar Land, Texas 77478.

           EMPLOYMENT PERIOD shall have the meaning assigned thereto in Section 3 hereof.

           EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time during the Employment Period.

           GOOD REASON shall have the meaning assigned thereto in Section 5.5 hereof.

           NOTICE OF TERMINATION shall have the meaning assigned thereto in
Section 5.6 hereof.

           OVERPAYMENT shall have the meaning assigned thereto in Section 11 hereof.

           PAYMENT shall have the meaning assigned thereto in Section 11 hereof.

           PRE-TAX PROFIT shall have the meaning assigned thereto in Section 4.2(b) hereof.

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           REDUCED AMOUNT shall have the meaning assigned thereto in Section 11 hereof.

           UNDERPAYMENT shall have the meaning assigned thereto in Section 11 hereof.

           VACATION PAY shall have the meaning assigned thereto in Section 4.3 hereof.

           VACATION TIME shall have the meaning assigned thereto in Section 4.3 hereof.

           VOTING STOCK means all outstanding shares of capital stock of the Company entitled to vote generally in an election of directors; PROVIDED, HOWEVER, that if the Company has shares of Voting Stock entitled to more or less than one vote per share, each reference to a proportion of the issued and outstanding shares of Voting Stock shall be deemed to refer to the proportion of the aggregate votes entitled to be cast by the issued and outstanding shares of Voting Stock.

           WITHOUT CAUSE shall have the meaning assigned thereto in Section 5.4 hereof.

2.         GENERAL DUTIES OF COMPANY AND EMPLOYEE.

           2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company and to serve the Company as President and Chief Executive Officer, and shall also serve as a director of the Company. The authority, duties and responsibilities of the Employee shall include those duties of President as specified in the Bylaws of the Company as in effect on the date hereof, and such other or additional duties as may from time to time be assigned to the Employee by the Board of Directors. While employed hereunder, the Employee shall devote his full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Employee may (i) serve on corporate, civic or charitable boards or committees provided that (A) such boards or committees do not control or advise business entities that compete with the Company and (B) all such services are promptly disclosed in writing to the Board of Directors, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee's duties and responsibilities.

           2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act and to make no statement, oral or written, which would injure Company's business, its interests or its reputation.

           2.3 The Employee agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's Code of Ethics and the Company's policy regarding trading in the Common Stock, as each is in effect from time to time during the Employment Period.

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3. TERM. Unless sooner terminated pursuant to other provisions hereof, the
Employee's period of employment under this Agreement shall be the period beginning on the Effective Date and ending on December 31, 1998. The period of time beginning on the Effective and ending on December 31, 1998 (notwithstanding termination of this Agreement prior to the end of such period pursuant to other provisions hereof) is referred to elsewhere herein as the "Employment Period."

4.         COMPENSATION AND BENEFITS.

           4.1 BASE SALARY. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $160,000 (the "Base Salary"). The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

           4.2 ANNUAL BONUS.

           (a) In addition to the Base Salary, the Company shall pay to the Employee, for each calendar year until the Date of Termination, an annual bonus (the "Annual Bonus") in the amount specified in Section 4.2(b) hereof for each calendar year in which the Annual Bonus is earned in accordance with Section 4.2(b) hereof.

           (b) An Annual Bonus of $40,000 shall be considered earned for calendar year 1996 if the Pre-Tax Profit (defined below) for calendar year 1996 meets or exceeds $150,000. An Annual Bonus of $80,000 shall be considered earned for calendar year 1997 if the Pre-Tax Profit for calendar year 1997 meets or exceeds $300,000. An Annual Bonus of $80,000 shall be considered earned for calendar year 1998 if the Pre-Tax Profit for calendar year 1998 meets or exceeds an amount to be established by resolution of the Board of Directors, in its sole discretion, before January 1, 1998 (if not so established by such date, the amount shall be $300,000). The term "Pre-Tax Profit" for a given calendar year means the Company's net income before taxes for that calendar year.

           (c) The Annual Bonus shall be payable on or before the 30th day following the Company's determination of the Pre-Tax Profit for a given calendar year.

           4.3 VACATION. Until the Date of Termination, the Employee shall be entitled to two weeks paid vacation during each one-year period commencing on the Effective Date (the "Vacation Time") and each anniversary thereof. All unused Vacation Time accrued through the Termination Date and not taken or previously forfeited at the Date of Termination shall be paid to the Employee in accordance with Article 6 hereof, with such payment being referred to elsewhere herein as the "Vacation Pay."

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           4.4 INCENTIVE, SAVINGS AND RETIREMENT PLANS. Until the Date of
Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans (including 401(k) plans) and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees.

           4.5 WELFARE BENEFIT PLAN. Until the Date of Termination, the Employee and/or the Employee's family, as the case may be, shall be eligible to participate in and shall receive at the Company's expense all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

           4.6 REIMBURSEMENT OF EXPENSES. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee's request, and the Employee shall account to the Company for all such expenses.

           4.7 STOCK OPTIONS. The Board of Directors, in its sole discretion, may grant to the Employee options to acquire shares of Common Stock at an exercise price equal to the Fair Market Value (as defined in the Company's 1996 Incentive Stock Plan) of the Common Stock on the effective date of such grant. All such options will be granted under the Company's 1996 Incentive Stock Plan using the Company's standard form of stock option agreement and will be under such terms and conditions as determined by the Board of Directors in its sole discretion consistent therewith. To the extent permitted under the Code, such options will be Incentive Stock Options (as defined in the Company's 1996 Incentive Stock Plan).

5.         TERMINATION.

           5.1 DEATH. This Agreement shall terminate automatically upon the death of the Employee.

           5.2 DISABILITY. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and
13.1 hereof, upon the Disability of the Employee.

           5.3 CAUSE. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.6 and 13.1 hereof, for Cause. For purposes of this Agreement, "Cause" means (i) the conviction of the Employee of a felony (which, through lapse of time or otherwise, is not subject to appeal), (ii) the Employee's refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or

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otherwise follow the direction of the Board of Directors or (iii) the Employee's engaging in activities which would (A) constitute a breach of any term of this Agreement, the Company's Code of Ethics, the Company's policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company).

           5.4 WITHOUT CAUSE. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections
5.6 and 13.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated "Without Cause" if the Employee is terminated by the Company for any reason other than Cause, Disability of the Employee or death of the Employee.

           5.5 GOOD REASON. The Employee may terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with Sections
5.6 and 13.1 hereof. For purposes of this Agreement, "Good Reason" means (i) the assignment to the Employee of any duties inconsistent in any material respect with the Employee's duties or responsibilities as contemplated in this Agreement, (ii) any other action by the Company which results in a material diminishment in the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, (iii) any material breach by the Company of any of the provisions of this Agreement, (iv) requiring the Employee to relocate permanently to any office or location other than Houston, Texas, and its surrounding metropolitan area without his consent, or (v) any reduction, or attempted reduction, at any time during the Employment Period, of the Base Salary.

           5.6 NOTICE OF TERMINATION. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Disability of the Employee, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 days after the giving of such notice).

6.         OBLIGATIONS OF COMPANY UPON TERMINATION.

           6.1 CAUSE; OTHER THAN GOOD REASON; DISABILITY. If this Agreement shall be terminated (i) by the Company for Cause or Disability of the Employee or (iii) by the Employee for any reason other than Good Reason:

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                     (a) the Company shall pay to the Employee or his estate, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                               (1) the Vacation Pay, if any, owed to the
                     Employee;

                               (2) if not theretofore paid, the Base Salary
                     through the Date of Termination; and

                               (3) in the case of compensation previously
                     deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company; and

                     (b) the Company shall, promptly upon submission by the Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses paid or incurred by the Employee prior to the Date of Termination which would have been payable under
           Section 4.6 hereof if the Employee's employment had not terminated.
 .
           6.2 DEATH. Subject to the provisions of this Section 6.2, if this Agreement is terminated as a result of the Employee's death, the Company shall pay to the Employee's estate, in a lump sum in cash within 30 days of the Date of Termination, that portion of the Base Salary owing in respect of the balance of the Employment Period. The Company may purchase insurance to cover all or any part of the obligation contemplated in the foregoing sentence, and the Employee agrees to submit to a physical examination to facilitate the procurement of such insurance. If the physical examination reveals that the Employee is uninsurable, such death benefit referred to in this Section 6.2 shall not be provided, and the Employee's estate shall be entitled to receive only those death benefits to which it is entitled under the Company's benefit plans.

           6.3 GOOD REASON; WITHOUT CAUSE. If this Agreement shall be terminated either by the Employee for Good Reason or by the Company Without Cause:

                     (a) the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                               (1) the Vacation Pay, if any, owed to the
                     Employee;

                               (2) if not theretofore paid, the Base Salary
                     through the Date of Termination; and

                               (3) in the case of compensation previously
                     deferred by the Employee, all amounts of such compensation previously deferred and not yet paid by the Company;

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                     (b) the Company shall, promptly upon submission by the
           Employee of supporting documentation, pay or reimburse to the Employee any costs and expenses paid or incurred by the Employee prior to the Date of Termination which would have been payable under
           Section 4.6 hereof if the Employee's employment had not terminated;

                     (c) for the remainder of the Employment Period, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them under
           Section 4.5 hereof if the Employee's employment had not been terminated; and

                     (d) the Company shall pay to the Employee, in equal semi-monthly installments, the Base Salary for the remainder of the Employment Period.

7.         EMPLOYEE'S OBLIGATION TO AVOID CONFLICTS OF INTEREST.

           7.1 Consistent with the Employee's fiduciary duties to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

           7.2 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company's interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company's determination as to whether or not a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict of interest.

           7.3 In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

                     (a) Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

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                     (b) Acting in any capacity, including director, officer,
           partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

                     (c) Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

                     (d) Use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company's interests, such as use for the Employee's own benefit of know-how or information developed through the Company's business activities.

                     (e) Disclosure or other misuse of information of any kind obtained through the Employee's connection with the Company.

                     (f) Acquiring or trading in, directly or indirectly, other properties or interests connected with the design or marketing of products or services designed or marketed by the Company.

8.         EMPLOYEE'S CONFIDENTIALITY OBLIGATION.

           8.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 8. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.

           8.2 For purposes of this Agreement, "Confidential Information" means information which is used in the business of the Company or its Affiliates and
(i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

                     (a) Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational

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           manuals, and the manner and methods of conducting the business of the
           Company or its Affiliates;

                     (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

                     (c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

                     (d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

           8.3 As a consequence of the Employee's acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

                     (a) Until the Date of Termination and at all times thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

                     (b) Until the Date of Termination and at all times thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent.

                     (c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession on or before the Date of Termination (even if prior to the date hereof) concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

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9.         DISCLOSURE OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES
           AND INVENTIONS.

           As part of the Employee's fiduciary duties to the Company, the Employee agrees that during his employment by the Company and for a period of three years following the Date of Termination, the Employee shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether the Employee used the Company's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Employee on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for the Company's business activities, and the like.

10. OWNERSHIP OF INFORMATION, IDEAS, CONCEPTS, IMPROVEMENTS, DISCOVERIES AND INVENTIONS, AND ALL ORIGINAL WORKS OF AUTHORSHIP.

           10.1 All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Employee or which are disclosed or made known to the Employee, individually or in conjunction with others, during the Employee's employment by the Company and which relate to the business, products or services of the Company or its Affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers' organizations or within the organization of acquisition prospects, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

           10.2 In particular, the Employee hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Employee shall assist the Company and its nominee at all times, until the Date of Termination and at all times thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions,

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both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

           10.3 In the event the Employee creates, during the Employee's employment by the Company, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company's business, products or services, whether such work is created solely by the Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Employee within the scope of his employment; or, if the work is not prepared by the Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire, and the Company shall be the author of such work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Employee hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Employee's worldwide right, title and interest in and to such work and all rights of copyright therein. The Employee agrees to assist the Company and its Affiliates, at all times, until the Date of Termination and at all times thereafter, in the protection of the Company's worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

11. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything in this Agreement to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for federal income tax purposes because of Section 280G of the

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Code, then the aggregate present value of Payments, which are not Agreement
Payments, shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations required to be made under this Section 11 shall be made by the Company's independent certified public accountant (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the Date of Termination. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. The Employee shall determine which and how much of the Agreement Payments (or, at the election of the Employee, other Payments) shall be eliminated or reduced consistent with the requirements of this Section 11; provided, that if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payments shall be elimi nated or reduced consistent with the requirements of this Section 11 and shall notify the Employee promptly of such election. Within five business days thereafter, the Company shall pay to or distribute for the benefit of the Employee such amounts as are then due to the Employee under this Agreement and shall promptly pay to or distribute for the benefit of the Employee in the future such amounts as become due to the Employee under this Agreement. As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Company, together with interest at the applicable federal rate provided for in
Section 7872(E)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

12.        EMPLOYEE'S NON-COMPETITION OBLIGATION.

           12.1 (a) Until the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or from time to time conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of

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
up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this
Section 12.1(a).

                (b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that until the Date of Termination, he shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or
(iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

           12.2 (a) If this Agreement is terminated by the Employee for any reason or by the Company for Cause or Disability of the Employee, then for a period of two years following the Date of Termination, the Employee shall not, acting alone or in conjunction with others, directly or indirectly, in any of the business territories in which the Company or any of its Affiliates is presently or at the Date of Termination conducting business, invest or engage, directly or indirectly, in any business which is competitive with that of the Company as of the Date of Termination or accept employment with or render services to such a competitor as a director, officer, agent, employee or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by the Employee of up to three percent of the Voting Stock of any corporation subject to the periodic reporting requirements of the Exchange Act shall not violate this Section 12.2(a).

                (b) In addition to the other obligations agreed to by the Employee in this Agreement, the Employee agrees that if this Agreement is terminated by the Employee for any reason or by the Company for Cause or Disability of the Employee, then for a period of two years following the Date of Termination, The Employee shall not at any time, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment,
(ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees or
(iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto.

           12.3 If this Agreement is terminated by the Company Without Cause, then the Employee shall not be subject to any non-competition obligations hereunder.

           12.4 The parties hereto acknowledge and agree that (i) the agreements and covenants set forth in this Section 12 are being made for good and valuable consideration, the receipt and sufficiency of which is acknowledged; (ii) the covenants contained in this Section 12 are an important aspect of this Agreement, and the Company would not have entered into this Agreement absent the inclusion of this Section 12; and (iii) the restrictions imposed in this Section 12, including

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the geographic area and duration of the covenants made herein, are reasonable and necessary to protect the Company. If the Employee breaches or indicates an intention to breach any term or provision of this Section 12, the parties hereto agree that the Company shall be entitled to the right of both temporary and permanent injunctive relief and/or specific performance. The right of the Company to such relief shall not be construed to prevent the Company from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages. If any court determines that any provision of this Section 12, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, the parties hereto agree that such court shall have the power to reduce the duration or geographic scope of such provision, as the case may be, and the parties hereto agree to request the court to exercise such power, and, in its amended form, such provision shall then be enforceable and shall be enforced.

13.        MISCELLANEOUS.

           13.1 NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

           If to the Company to:

                     Lasermedics, Inc.
                     120 Industrial Boulevard
                     Sugar Land, Texas 77478

           If to the Employee to:

                     Michael M. Barbour
                     120 Industrial Boulevard
                     Sugar Land, Texas 77478

or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.1.

           13.2 WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

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
           13.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

           13.4 ENTIRE AGREEMENT; NO ORAL AMENDMENTS. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

           13.5 ENFORCEABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

           13.6 JURISDICTION; ARBITRATION. The laws of the State of Texas shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration located in Houston, Texas administered by the American Arbitration Association in accordance with its applicable arbitration rules, and the judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, which judgment shall be binding upon the parties hereto.

           13.7 INJUNCTIVE RELIEF. The Company and the Employee agree that a breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee's duties or responsibilities hereunder.

                            [SIGNATURE PAGE FOLLOWS]

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           IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                      LASERMEDICS, INC.


                                      By: /S/  CHIKE OGBOENYIYA
                                               Chike Ogboenyiya
                                               Vice President and Secretary

                                      EMPLOYEE:

                                      /S/  MICHAEL M. BARBOUR
                                           Michael M. Barbour

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